EXHIBIT 99

Capstone Turbine Announces Second Quarter Fiscal Year 2015 Operating Results

Gross Margin Increased 240 Basis Points Year-Over-Year Despite Softer Revenue

CHATSWORTH, Calif., Nov. 6, 2014 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the second quarter of fiscal year 2015 ended September 30, 2014.

Second Quarter 2015 Highlights

  Revenue of $32.2 million, product revenue of $26.7 million
  Gross margin of $5.2 million, or 16% of revenue
  Product backlog of $172.3 million at September 30, 2014
  Cash balance of $40.8 million at September 30, 2014

President and Chief Executive Officer Darren Jamison commented, "The second quarter of Fiscal 2015 was a vast improvement over the first quarter in terms of the timing of shipments and overall sales volume and revenue. Gross margin increased 240 basis points year-over-year despite softer revenue, a direct result of the substantial operational improvements we are continuing to make to reduce our manufacturing costs. Backlog remains high, which is a key leading indicator of future revenue. Based on our order flow and pipeline, we believe that we will return to year-over-year revenue growth and advance toward profitability in the second half of Fiscal 2015, typically our strongest quarters of the year."

Second Quarter 2015 Financial Summary

Revenue for the second quarter of Fiscal 2015 was $32.2 million, compared to $23.3 million for the first quarter of Fiscal 2015, and $35.3 million for the second quarter of Fiscal 2014.

Capstone's backlog as of September 30, 2014 was $172.3 million, compared to $175.2 million at June 30, 2014, and $149.8 million at September 30, 2013.

Gross margin for the second quarter of Fiscal 2015 was $5.2 million, or 16% of revenue, compared to $3.4 million, or 15% of revenue, for the first quarter of Fiscal 2015, and $4.9 million, or 14% of revenue, for the second quarter of Fiscal 2014.

Research and development expenses were $2.1 million for the second quarter of Fiscal 2015, compared to $2.3 million for the first quarter of Fiscal 2015, and $2.0 million for the second quarter of Fiscal 2014.

Selling, general and administrative (SG&A) expenses were $9.5 million for the second quarter of Fiscal 2015, compared to $7.8 million for the first quarter of Fiscal 2015 and $6.6 million for the second quarter of Fiscal 2014. The net increase in SG&A expenses was comprised primarily of $2.9 million in bad debt reserve representing an accounts receivable allowance for a single customer during the three months ended September 30, 2014. SG&A expenses net of the bad debt reserve for a single customer were $6.6 million for the second quarter of Fiscal 2015, compared to SG&A expenses of $7.8 million for the first quarter of Fiscal 2015 and $6.6 million for the second quarter of Fiscal 2014.

Capstone's net loss was $6.5 million, or $0.02 loss per share, for the second quarter of Fiscal 2015, compared to a net loss of $6.8 million, or $0.02 loss per share, for the first quarter of Fiscal 2015, and a net loss of $3.9 million, or $0.01 loss per share, for the second quarter of Fiscal 2014. Capstone's loss from operations for the second quarter of Fiscal 2015 was $6.4 million, compared to $6.7 million for the first quarter of Fiscal 2015, and $3.7 million for the second quarter of Fiscal 2014. Capstone's loss from operations net of the bad debt reserve for a single customer was $3.4 million for the second quarter of Fiscal 2015, compared to the loss from operations of $6.7 million for the first quarter of Fiscal 2015, and $3.7 million for the second quarter of Fiscal 2014.

Liquidity and Capital Resources

At September 30, 2014, cash and cash equivalents totaled $40.8 million, compared to $46.7 million at June 30, 2014, and $28.3 million at September 30, 2013.

During the quarter ended September 30, 2014, cash used in operating activities was $5.6 million and capital expenditures totaled $0.7 million. This compares to cash generated from operating activities of $8.0 million and $0.3 million in capital expenditures during the quarter ended September 30, 2013.

Conference Call and Webcast

The Company will host a conference call today, November 6, 2014, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 8,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, United Kingdom, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about revenue growth and progress toward profitability. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

– Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	September 30,	March 31,
	2014	2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 40,793	$ 27,859
Accounts receivable, net of allowances of $5,326 at September 30, 2014 and $2,246 at March 31, 2014	23,216	28,019
Inventories	19,125	18,102
Prepaid expenses and other current assets	3,102	2,217
Total current assets	86,236	76,197
Property, plant and equipment, net	3,327	2,891
Non-current portion of inventories	2,836	2,938
Intangible assets, net	1,545	1,790
Other assets	304	302
Total	$ 94,248	$ 84,118

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 21,225	$ 28,577
Accrued salaries and wages	1,910	1,883
Accrued warranty reserve	2,882	2,965
Deferred revenue	3,741	2,657
Revolving credit facility	12,196	13,228
Current portion of notes payable and capital lease obligations	173	444
Total current liabilities	42,127	49,754
Long-term portion of notes payable and capital lease obligations	167	201
Other long-term liabilities	48	70
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized; 331,471,768 shares issued and 330,215,890 shares outstanding at September 30, 2014; 311,520,567 shares issued and 310,377,293 shares outstanding at March 31, 2014	331	312
Additional paid-in capital	836,620	805,342
Accumulated deficit	(783,531)	(770,231)
Treasury stock, at cost; 1,255,878 shares at September 30, 2014 and 1,143,274 shares at March 31, 2014	(1,514)	(1,330)
Total stockholders' equity	51,906	34,093
Total	$ 94,248	$ 84,118

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$ 32,248	$ 35,291	$ 55,508	$ 59,664
Cost of goods sold	27,005	30,399	46,849	51,449
Gross margin	5,243	4,892	8,659	8,215
Operating expenses:
Research and development	2,055	1,956	4,382	4,291
Selling, general and administrative	9,543	6,641	17,307	14,209
Total operating expenses	11,598	8,597	21,689	18,500
Loss from operations	(6,355)	(3,705)	(13,030)	(10,285)
Other (expense) income	(16)	(6)	81	(20)
Interest expense	(144)	(176)	(287)	(362)
Change in fair value of warrant liability	—	10	—	10
Loss before income taxes	(6,515)	(3,877)	(13,236)	(10,657)
Provision for income taxes	14	11	64	29
Net loss	$ (6,529)	$ (3,888)	$ (13,300)	$ (10,686)

Net loss per common share—basic and diluted	$ (0.02)	$ (0.01)	$ (0.04)	$ (0.04)

Weighted average shares used to calculate net loss per common share	329,865	304,990	325,942	304,856
CONTACT: Investor and Investment Media Inquiries:

         818-407-3628
         ir@capstoneturbine.com